Exhibit 99.1

Tredegar Announces Retirement of John D. Gottwald

Retirement Follows Over 30 Years of Service

Greg Pratt to Serve as Chairman of the Board

RICHMOND, Va.—(BUSINESS WIRE)—January 9, 2023— Tredegar Corporation (NYSE:TG) today announced that John D. Gottwald retired as Tredegar’s chairman of the board of directors on January 6, 2023, and the board has selected Gregory A. Pratt to succeed Mr. Gottwald as chairman. Mr. Gottwald has served as a director since 1989 and as chairman of the board since May of 2019. He also served as president and chief executive officer from July 1989 to September 2001, from March 2006 to January 2010, and from June 2015 to March 2019. Mr. Pratt joined the board in 2014 and has served as lead independent director since 2016.

Speaking on behalf of Tredegar’s board of directors, Mr. Pratt stated, “The board is very appreciative of John’s decades of leadership, vision, integrity, and tireless commitment to Tredegar. For more than 30 years, he has served in key roles with great distinction, and he embodies the principles and values that define Tredegar. Throughout his tenure with Tredegar, he has remained committed to creating meaningful value for Tredegar’s customers, employees, communities, and shareholders.” Mr. Pratt added, “I want to express our appreciation for John’s contributions, and I am honored to serve as Tredegar’s chairman as we continue to build on his legacy of achievement.”

John Steitz, Tredegar’s president and chief executive officer who has been a director since 2017, said, “We congratulate John on his retirement and are thankful for his years of service on the board of directors. He has been a purpose-driven leader who has leveraged his business acumen and knowledge of the industries in which Tredegar operates to help guide Tredegar for decades. We are also fortunate to have Greg Pratt as his successor. Greg brings impressive experience as a director and former CEO and CFO. He has a proven track record of success leading manufacturing companies, and he has been a valued independent director on our board since 2014. He is a dynamic leader with a deep understanding of Tredegar and the associated industries.”

Mr. Gottwald said, “I want to express my sincere appreciation for all the employees I have worked with over the years. Tredegar is a special company, and its achievements throughout the years have been a direct result of the talent, passion, and commitment of countless people around the world who have been dedicated to the development and production of innovative products that make a difference in the lives of our end customers. I also want to extend my deep appreciation to the board of directors for their expertise, commitment, and support through the years. With Greg Pratt as its new chairman, I am confident that the board has an effective and proven leader going forward.”

Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2021 sales from continuing operations of $826 million. With approximately 2,300 employees, the Company operates manufacturing facilities in North America, South America, and Asia.